Exhibit 99.1

KNIGHT ANNOUNCES LONG-TERM EMPLOYMENT AGREEMENTS WITH SENIOR

MANAGEMENT OF ITS DEEPHAVEN CAPITAL MANAGEMENT SUBSIDIARY

JERSEY CITY, New Jersey (October 22, 2003) – Knight Trading Group, Inc. (Nasdaq: NITE) today announced that in its regular meeting on October 21, 2003, the Board of Directors approved new, long-term employment contracts with the senior management team of the company’s asset management subsidiary, Deephaven Capital Management LLC, including Chief Executive Officer and President Colin Smith.

“We believe that Deephaven is an important asset with significant growth prospects,” said Thomas M. Joyce, Chief Executive Officer and President of Knight Trading Group. “Knight explored opportunities for Deephaven as part of its ongoing review of all business segments and how they fit into the company’s long-term strategy. As a result, we determined that Deephaven will provide its greatest value by maintaining its current fund management structure and remaining part of Knight Trading Group. In addition to its history as a reliable investment for a portion of Knight’s cash, Deephaven has, in many quarters, been a stable contributor to our operating income. Deephaven has added an important element of diversity to Knight’s revenue and income stream and, in contrast to our cash equities and options businesses, is generally less sensitive to the market environment because of the fund’s market-neutral strategy.”

The new employment agreements with key members of senior management, which replace contracts that would have expired in December 2004, are for a three-year term and include an option for renewal by the Deephaven managers through 2009 under certain circumstances. The agreements provide that, in the event of a change of control of Knight Trading Group, the Deephaven managers would have the option to obtain a 51% interest in Deephaven in exchange for the termination of their employment contracts and associated profit-sharing bonuses. If such a change of control were to occur, and if the Deephaven managers exercised this option, Knight would retain a 49% interest in Deephaven.

Mr. Joyce said, “Knight understands that the value of Deephaven, like any other asset management business, is inextricably linked to the quality and stability of its management. Long-term employment contracts ensure that stability, which in turn is the driver of fund performance. These agreements reflect Knight’s clear confidence in Colin and the Deephaven team.”

As of September 30, 2003, Deephaven managed $1.4 billion in total assets, including Knight’s investment of $192 million. Deephaven manages a multi-strategy market neutral hedge fund, with a primary focus on preservation of capital. The fund’s managers pursue this strategy through diversified investments utilizing arbitrage trading, including convertible, statistical, and risk arbitrage; private placement; and distressed debt. Deephaven is based in Minnetonka, Minnesota, and has approximately 100 employees.

“Tom and his team understand and appreciate the value of Deephaven,” Mr. Smith said. “Meanwhile, for my organization, the Deephaven-Knight relationship helps to provide stability for Deephaven and its clients. My Deephaven colleagues and I are excited to solidify a long-term and mutually beneficial partnership with Knight.”

Knight is focused on meeting the needs of institutional and broker-dealer clients by providing comprehensive trade execution services in cash equities and options. A leading execution specialist, Knight offers capital commitment and access to a deep pool of liquidity across the depth and breadth of the market as it strives to provide superior client service. Knight also maintains a $1.4 billion asset management business for institutions and high net worth individuals. More information about Knight can be obtained at www.knighttradinggroup.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein; however, readers should carefully review reports or documents the Company files from time to time with the Securities and Exchange Commission.

CONTACTS	Margaret Wyrwas Senior Managing Director, Corporate Communications & Investor Relations 201-557-6954 or mwyrwas@knighttrading.com	Judy Pirro Vice President, Investor & Shareholder Relations 201-356-1548 or jpirro@knighttrading.com

	Kara Fitzsimmons Vice President, Corporate Communications 201-356-1523 or kfitzsimmons@knighttrading.com	Catherine Smith Assistant Vice President, Marketing Communications & Public Relations 201-557-6992 or csmith@knighttrading.com